November 27, 2012

Lone Star Gold, Inc.

6565 Americas Parkway NE, Suite 200

Albuquerque, NM 87110

Gentlemen:

You have requested our opinion, as counsel for Lone Star Gold, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 19,653,595 shares of the Company’s common stock, including (i) 653,595 shares issued to a selling stockholder pursuant to a securities purchase agreement dated September 14, 2012 and its amendment; and (ii) 19,000,000 shares to be issued pursuant to an investment agreement dated April 30, 2012, which was subsequently amended on June 25, 2012, September 21, 2012 and November 26, 2012, and an assignment and assumption agreement dated November 12, 2012.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that: (a) 653,595 shares referred in (i) above are duly authorized, validly issued, fully paid and non-assessable, and (b) the 19,000,000 shares to be sold by the selling stockholder, as referred in (ii) above, issuable upon the conditions contemplated in the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Anslow + Jaclin LLP

Anslow + Jaclin LLP

Manalapan, New Jersey

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